Exhibit 19.15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-113789) and the Registration Statement on Form F-3 (No. 333-210564) of AngloGold Ashanti Limited of our reports dated 29 March 2019, with respect to the consolidated financial statements of AngloGold Ashanti Limited and the effectiveness of internal control over financial reporting of AngloGold Ashanti Limited included in this Annual Report (Form 20-F) for the year ended 31 December 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Inc.

Ernst & Young Inc.

Johannesburg, Republic of South Africa
29 March 2019